EXHIBIT 99.1

Contacts:               LaDuane Clifton, The LGL Group, Inc.:                                                                     (407) 298-2000
Email: lclifton@lglgroup.com

LGL Authorizes Repurchase of up to 100,000 Shares

Provides Update on Current Business Activities and Conditions

ORLANDO, FL, August 29, 2011 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”) today announced that its Board of Directors (the “Board”) has authorized the repurchase of up to 100,000 shares of the Company’s common stock, effective immediately.  This authorization increased the total number of shares authorized and available for repurchase under the Company's existing share repurchase program to 540,000 shares, or approximately 21% of the shares outstanding, which is consistent with the Company’s historical practice.

The repurchases will be funded from the Company’s available cash and may be made at the discretion of the Company’s management, in the open market, or in privately negotiated transactions, in accordance with applicable securities laws and regulations.  The amount and timing of the repurchases will be based on a variety of factors, including but not limited to the Company’s cash balances, general business and market conditions, and alternative investment opportunities.  The share repurchase program does not obligate the Company to repurchase any minimum number of shares and may be commenced, suspended or discontinued at any time or from time to time without prior notice.

“We’re pleased with the decision by our Board and their message of confidence in our operational and financial long-term growth opportunities, as well as this demonstration of our commitment to bring value to stockholders,” said Greg Anderson, LGL’s President and Chief Executive Officer.  “We intend to manage our balance sheet wisely in order to create additional stockholder value and to take advantage of strategic growth opportunities to expand our business and to execute on our growth strategy.”

The Company also announced the recent addition of Raj Das, new Director of Strategy and Corporate Development, who joins the team to focus and drive the Company’s strategic growth objectives forward.  Mr. Anderson said, “Raj has more than 20 years of experience in investment banking and corporate finance and is a welcome addition to our team as we drive forward to execute on our framework for strategic growth.  His initial focus is on the Company’s efforts to create stockholder value through acquisitive growth, as well as the development of joint ventures and marketing partnerships with strategic technology partners.”

As discussed in the Company’s recent earnings call, the Military, Instrumentation, Space and Avionics (“MISA”) market segment has exhibited softness in order demand, where orders have been lower than shipments, leading to a book to bill ratio for that segment below 1.0 during the first half of 2011.

Mr. Anderson noted, “We are seeing lower order activity, particularly in the MISA market segment, as uncertainty in government spending continues to weaken demand.  While fluctuations similar to this are typical of our ongoing business cycles, our strategic growth initiatives are designed to grow the platform and better position the Company to weather these trends.”  Mr. Anderson also commented, “Beginning with the Japanese natural disaster earlier this year, which rippled through various global economies, and then the prolonged U.S. budget and debt ceiling debate, there has not been a full recovery of customer order patterns due to the uncertainty that continues to pervade the marketplace.  Although this circumstance may adversely affect operating results, it also presents unique opportunities to leverage our platform and for further consolidation of the frequency control space to create new synergy and stockholder value.”

Upcoming Events

The Company announced that it will present at the 8th Annual ThinkEquity Growth Conference to be held on September 13-14, 2011, at the Le Parker Meridien in New York City, NY.  The Company’s Chief Accounting Officer, LaDuane Clifton, will be presenting on Wednesday, September 14, 2011, at 11:30 a.m. Eastern Time.  Topics will include updates on current business activities and the Company’s strategic growth framework, which includes organic investment, joint ventures, marketing partnerships, and synergistic acquisitions.

LGL management will be available for one-on-one meetings throughout the conference and interested parties may schedule meetings through their ThinkEquity sales representative.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in The LGL Group’s filings with the U.S. Securities and Exchange Commission.